Exhibit 99.1

(TICKETS.COM LETTERHEAD)

For Immediate Release

TICKETS.COM STOCKHOLDERS APPROVE REVERSE STOCK SPLIT

COSTA MESA, Calif. — July 19, 2001 — Tickets.com, Inc. (Nasdaq: TIXX), a leading ticketing solutions provider for live events, today announced it has received stockholder approval to complete a one-for-eight reverse stock split. In light of investors’ recent $17 million financing commitment in exchange for the company’s issuance of convertible preferred stock, the reverse split will reduce the number of fully diluted common shares outstanding to an appropriate level for an entity the size of Tickets.com.

The reverse split will be completed prior to the opening of trading on July 23, 2001. As a result, every eight outstanding shares of Tickets.com Inc. common stock will be automatically converted into one share of Tickets.com Inc. common stock. The stock will trade under the symbol “TIXXD” for approximately 21 days following the transaction.

The company anticipates that following the reverse split Tickets.com common stock will trade at a price that is higher than the $1.00 per share minimum bid price, thereby satisfying the Nasdaq National Market’s continued listing requirements.

“We are committed to moving the company toward consistent growth and profitability, maintaining our Nasdaq NMS listing and creating value for our stockholders,” commented W. Thomas Gimple, co-chairman and chief executive officer of Tickets.com. “We believe the continued confidence expressed by our investors through favorable equity financing together with this reverse split will minimize dilution in the market and is in the best interest of our stockholders.”

Fractional shares of stock will not be issued as a result of the reverse split. Stockholders who would otherwise receive a fractional share of common stock will be entitled to receive an equivalent amount of cash in lieu of fractional shares, based on the closing price of the common stock on July 20, 2001.

Mellon Investor Services is the company’s transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in relation to the reverse split.

There can be no assurance that after the consummation of the reverse split the common stock will trade at eight times the market price prior to the reverse split or above the $1.00 per share minimum bid price.

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ABOUT TICKETS.COM

Tickets.com is a leading business-to-business ticketing solutions provider for live events. The company facilitates the sale of tickets by enabling venues and entertainment organizations with proprietary and cutting edge software, retail outlets, call centers and interactive voice response (IVR) systems. Tickets.com builds private label Ticketing GatewaysSM to enable live entertainment organizations with e-commerce distribution platforms. The company also sells tickets directly to consumers at www.tickets.com, providing tickets and information on virtually all events and entertainment organizations, as well as offering related products and services. Tickets.com’s automated ticketing solutions are used by thousands of entertainment organizations such as leading performing arts centers, professional sports organizations and various stadiums and arenas in the U.S., Canada, Europe, Australia and Latin America. Tickets.com is the official ticket supplier to the 2002 Olympic Winter Games as well as the official online ticketing solutions provider for MLB Advanced Media, LP. Tickets.com, Inc. is headquartered in Costa Mesa, California. The company was established in 1996 and made an initial public offering in 1999.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Tickets.com, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Tickets.com, Inc.’s growth potential, ability to maintain minimum bid price and future profitability are among those forward-looking statements.

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For More Information Contact:

Erika Barnes
Tickets.com
(714) 327-5612
ebarnes@tickets.com

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